Exhibit 10.6

[Letterhead of EDS]

Personal & Confidential

June 27, 2005

Mr. Ronald A. Rittenmeyer

[address]

Dear Ron:

I am extremely pleased to extend to you this offer to join EDS as the Executive Vice President in charge of the Service Delivery organization reporting to The Office of the CEO (“Offer Letter”). We anticipate that your start date will be July 1, 2005. As soon as administratively feasible thereafter, your name will be presented to the Board of Directors for election as an executive officer of the company.

I believe this position is a unique opportunity for you to contribute significantly to EDS’ future. I am confident you will be a valuable member of our executive team. Following is a summary of the compensation package we have developed for you.

Total Cash Compensation

Your initial annual base salary will be $650,000 and is payable in twenty-four semimonthly payments. We review executive base salary levels annually and you will be eligible for an increase in 2006.

In addition to your annual base salary, you will be eligible to participate in EDS’ Corporate Bonus Plan (CBP). Your annual bonus target will be 85 percent of your base salary. CBP payouts are based on corporate performance as measured by EPS, Free Cash Flow, Revenue and Total Contract Value relative to pre-set targets established under the terms of the plan. For 2005, however, we will guarantee you a minimum CBP payout of $552,500, less applicable withholding. This cash payout will be paid at the time annual CBP payouts are made (or scheduled to be made) to other participants. You must be employed by EDS at the time such payments are made (or scheduled to be made) to other CBP participant to remain eligible to receive any bonus payout (including the guaranteed minimum payout). A summary of the CBP plan is enclosed (Tab 1) for your review.

Ronald A. Rittenmeyer

June 27, 2005

Your base salary and target bonus (as a percentage of base salary) will not be decreased, except in the event of a reduction in such executive compensation generally applicable to all similarly situated senior executives, in which case you will be treated no less favorably than similarly situated senior executives.

Sign-On Awards

EDS will provide you with a cash sign-on bonus in the amount of $75,000, less applicable withholding, payable within thirty (30) days of your start date. In the event you resign your employment with EDS prior to receiving the sign-on bonus, you will not be eligible to receive the sign-on bonus.

We will grant to you 200,000 non-qualified stock options to purchase shares of EDS common stock. This sign-on stock option award will be granted at the fair market value (the average of the high and low trade prices of EDS stock) on the grant date. This award will cliff vest 100% on July 6, 2009 and will have a seven (7) year term.

Annual Long-Term Incentive Compensation Award

EDS delivers long-term incentive (LTI) compensation to Executive Vice Presidents through annual grants of both performance-vesting restricted stock units (Performance RSUs) and non-qualified stock options. Annual LTI grants are typically made in the first quarter of a calendar year and are based on a combination of individual performance and the market level of long-term incentive compensation for each executive position.

For 2005, we will grant to you a “target” award of 33,000 Performance RSUs. Under this grant, the actual number of Performance RSUs that vest may be more or less than your target award, based on the achievement of specific corporate performance goals as measured by Operating Margin, Net Asset Utilization and Organic Revenue Growth over a three-year period (2005-2007). Vesting will occur on February 29, 2008.

In addition to the Performance RSUs, we will grant to you 75,000 non-qualified stock options to purchase shares of EDS common stock. This stock option award will be granted at the fair market value on the grant date. This award will cliff vest 100% on February 29, 2008 and will expire on March 31, 2012. Any stock options exercised during the twelve-month period following the vesting date cannot be sold during the one year period following the exercise date.

Your EDS equity awards will be granted to you on July 7, 2005, or as soon as administratively feasible, and will be issued pursuant to the terms and condition of the applicable EDS stock plan, the stock option award agreements, the Performance RSU award agreement, and the equity related agreement. Sample copies of these agreements are enclosed (Tab 2) for your review. In order to remain eligible to receive any equity awards, you must be employed by EDS at the time awards are granted.

Ronald A. Rittenmeyer

June 27, 2005

Furthermore, EDS expects senior executives to maintain an ownership interest in the Company commensurate with their position. As such, EDS has established stock ownership guidelines that are stated as a multiple of your annual base salary. Enclosed for your review (Tab 3) is a copy of EDS’ Executive Stock Ownership Guidelines.

Employee/Executive Benefits

In addition to the standard health, welfare, retirement and 401(k) benefits available to all EDS employees, you will be eligible to participate in the EDS Executive Deferral Plan (EDP). The EDP allows you to defer up to 50% of your base salary and 100% of your cash bonus. Cash deferrals can be “invested” notionally into either an interest only account or an EDS common stock equivalent account.

EDS provides a 401(k) make-up matching contribution to compensate for IRS-imposed limitations on eligible compensation. The EDS matching contribution is effective on December 31 each year and is in the form of EDS common stock units within the EDP. Enclosed is a summary of the EDP for your review (Tab 4).

You will also be eligible to participate in the qualified EDS Retirement Plan, non-qualified EDS Benefit Restoration Plan (RA), and the non-qualified EDS 1998 Supplemental Executive Retirement Plan (SERP). Enclosed for your review (Tab 5) is a summary of the RA and SERP.

We will also provide you with an additional one and one-half (1.5) years of credited service (a total of 2.5 years of credited service) under the SERP for each full year of service completed during your first four years of employment, and two (2.0) additional years of credited service (a total of 3.0 years credited service) for each full year of employment completed during years five through seven. These additional years of credited service will only be used to calculate your SERP benefit and will not be used to determine vesting. Your SERP benefit will become fully vested (100%) on the five (5) year anniversary of your employment with EDS, or earlier if you are involuntarily terminated without “Cause” (as defined in your Executive Severance Benefit Agreement) before your five (5) year anniversary of employment (excluding an involuntary termination following a change of control). However, in the event you are involuntarily terminated without “Cause” prior to your five (5) year anniversary of employment, the net present value of your SERP benefit that vests as a result of such termination shall be limited to 99% of your then current base salary plus annual target bonus.

You are also eligible for reimbursement under the EDS Executive Financial Counseling Program. This benefit provides reimbursement of up to $13,000 in year one and $7,500 annually thereafter for financial, tax and estate planning fees. It also provides you with reimbursement for your individual income tax return preparation. You will also be eligible for annual benefits pursuant to the EDS Executive Physical Program. Enclosed for your review (Tab 6) is a summary of each of these programs.

Ronald A. Rittenmeyer

June 27, 2005

You will also receive a Change of Control Agreement and an Executive Severance Benefit Agreement, copies of which are enclosed (Tab 7) for your review. In addition to other benefits, if triggered, the Change of Control Agreement will provide a cash separation payment (2.99 times base salary and target bonus), accelerated long-term incentive compensation vesting and excise tax gross-up.

The Executive Severance Benefit Agreement provides a non-change of control involuntary separation cash benefit equal to two times your base salary and target bonus in addition to accelerated long-term incentive compensation vesting, accelerated SERP vesting, continued executive financial counseling for twelve (12) months and continued health care benefits for eighteen (18) months. Except for the sign-on stock option award, equity vesting will be pro-rated for the number of months worked during the applicable LTI performance or service period.

Both the Change of Control and Executive Severance Benefit Agreements will be effective through December 31, 2007, at which time they can be extended at the discretion of the EDS Compensation and Benefits Committee.

As an Executive Vice President and executive officer of the company you will receive an Indemnification Agreement, a copy of which is enclosed (Tab 8), which provides additional protection against claims or actions that might arise as a result of your acting in your capacity for and on behalf of EDS.

In addition, EDS will reimburse you for the reasonable costs incurred in the shipment of personal goods from your current apartment to the Plano, Texas area, pursuant to the applicable EDS Executive Relocation Program. You will also be eligible for four weeks of vacation per calendar year. These employee benefits and any other EDS benefit programs in which you may be eligible to participate are subject to review and modification from time to time. However, you shall be awarded such benefits and agreements that are generally provided to all similarly situated senior executives, at the same time and under the same conditions and considerations as other senior executives. Additionally, should EDS provide similarly situated senior executives with an extension in employment, severance and/or change-of-control agreements or modifications to incentive plan (annual and long-term) terms, then EDS will provide you such an extension or modification, at the same time and under the same conditions and considerations as such other senior executives. Enclosed is a copy of the EDS Employee Benefits Handbook (Tab 9).

This offer of employment is contingent on your execution of the required EDS employment forms, as well as successfully completing a Background Investigation, Drug Screening and execution of the EDS Code of Business Conduct. All of these are standard EDS employment practices. These documents are enclosed (Tab 10) for your review.

The EDS Code of Business Conduct requires all employees to honor any agreements they may have with prior employers, including obligations regarding competition and/or the disclosure or use of proprietary information. Accordingly, and as is our customary practice for senior level executives, EDS’ offer of employment is contingent upon our reviewing and confirming you are not a party to any agreement(s) that would preclude and/or inappropriately interfere with your discharging your proposed duties or responsibilities for EDS.

Ronald A. Rittenmeyer

June 27, 2005

Pursuant to the above obligation you advised EDS that you currently serve as the Plan Administrator with regard to AmeriServe, Inc.’s Plan of Reorganization and that you anticipate continuing to serve in such capacity through the end of 2005. Based on your representation that you spend only a couple of hours per week performing your duties as Plan Administrator, and that continuing to do so will not interfere with you performing your duties for EDS, EDS has no objection to your continuing to serve in such Plan Administrator role for the remainder of 2005. Additionally, and with regard to you continuing to serve in such Plan Administrator role, it is agreed you are not acting on EDS’ behalf and that you will not in any way suggest or imply that you are acting on EDS’ behalf. It is further agreed you will fully indemnify EDS for any cost and/or liability it incurs as a result of your continuing to serve in such capacity.

If the terms in this letter are agreeable to you, please sign below and return it to Mike Paolucci in the enclosed envelope. Please contact Mike Paolucci or myself if you have any questions or need additional information about this offer.

We are very pleased about the prospect of you joining EDS. We have an exciting future ahead of us and look forward to you becoming part of our winning team.

Sincerely,

/S/ MICHAEL H. JORDAN
Michael H. Jordan
Chief Executive Officer

Enclosures.

cc: Michael E. Paolucci

I ACCEPT THE TERMS OF EMPLOYMENT OUTLINED IN THIS LETTER.

/S/ RONALD A. RITTENMEYER	July 1, 2005
Ronald A. Rittenmeyer	Date